ePlus Appoints New Chief Financial Officer

HERNDON, VA – September 2, 2008 – ePlus inc. (OTC: PLUS– news) today announced the appointment of Elaine D. Marion as Chief Financial Officer, effective September 1, 2008.

Ms. Marion has been with ePlus since 1998, most recently as the Vice President of Accounting.

Phillip G. Norton, chairman, president and CEO stated, “We are extremely pleased that the Board of Directors has appointed Elaine as CFO.  While serving as our Vice President of Accounting, she has played a critical role in the company’s accounting and finance functions.”

Steven J. Mencarini, ePlus’ CFO since 1997, has been appointed Senior Vice President of Business Operations.

Mr. Norton continued, “Steve has been a tremendous asset to the company.  He played an important role in the company’s growth from less than $100 million in revenues in fiscal year 1997 to more than $800 million in fiscal year 2008, including several capital raises and multiple acquisitions.  We are pleased that Steve has agreed to take on these important operating responsibilities which are critical for our future success.”

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 30+ locations serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus® is a trademark of ePlus inc. in the United States.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150